Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2013 FIRST QUARTER RESULTS

IONIA, Mich., Apr. 22, 2013 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2013 net income applicable to common stock of $4.7 million, or $0.27 per diluted share, versus net income applicable to common stock of $2.4 million, or $0.07 per diluted share, in the prior-year period.

The Company’s fifth consecutive profitable quarter was highlighted by:

•	Additional improvement in asset quality, with non-performing assets down 13% during the quarter and 38% since Mar. 31, 2012.
•	A $5.8 million, or 113%, year-over-year decline in the quarterly provision for loan losses.
•	Regulatory capital ratios that increased significantly and remain substantially above minimum requirements for “well-capitalized”

On Dec. 7, 2012, the Company completed the sale of 21 branches.  This transaction resulted in the transfer of approximately $403.1 million of deposits and the sale of approximately $48.0 million of loans.  The transaction also resulted in the transfer of $336.1 million of cash to the purchaser of the branches.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report our fifth consecutive quarter of profitability as well as further progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  Our capital initiatives remain centered on strategies to convert the preferred stock owned by the U.S. Treasury (“UST”) into common stock and exit TARP.  We are also focused on preserving the potential future use of our net deferred tax asset, which totaled approximately $62.5 million at Mar. 31, 2013, and on which we have established a full valuation allowance.  The potential future recovery of this valuation allowance represents a source of capital that would be of meaningful value to our shareholders.”

The Company assesses whether a valuation allowance on its deferred tax assets is necessary each quarter.  Reversing or reducing the existing valuation allowance requires the Company to conclude that the realization of the deferred tax assets is  “more likely than not.”  The  ultimate realization of this asset is primarily based on the Company generating future income.  As the Company continues to assess whether the valuation allowance on its deferred tax assets is necessary in the future, it will focus on demonstrating a return to sustainable profitability through the following primary criteria:

•	Achieving at least six consecutive quarters of profitability;
•	A forecast of future profitability that supports that the realization of the deferred tax assets is more likely than not; and
•	A forecast that future asset quality continues to be stable to improving and that other factors do not exist that could cause a significant adverse impact on future profitability.

Operating Results

The Company’s net interest income totaled $19.6 million during the first quarter of 2013, a decrease of $2.5 million, or 11.5%, from the year-ago period, and a decrease of $1.3 million, or 6.3% from the fourth quarter of 2012.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.21% during the first quarter of 2013 compared to 4.14% in the year ago period, and 3.96% in the fourth quarter of 2012.  The decrease in net interest income is primarily due to a decline in average interest-earning assets resulting from the aforementioned branch sale. The increase in the net interest margin is due primarily to a change in asset mix, as lower yielding interest-bearing cash balances and short-term investments decreased following the branch sale.  Average interest-earning assets were $1.87 billion in the first quarter of 2013 compared to $2.14 billion in the year ago quarter and $2.10 billion in the fourth quarter of 2012.

Non-interest income totaled $11.1 million in the first quarter of 2013, compared to $14.6 million in the year-ago period, representing a decrease of $3.5 million, or 24.1%.  Service charges on deposit accounts, interchange income and other non-interest income all declined primarily reflecting the impact of the branch sale.  In addition, the Company recorded a reduction in non-interest income of $1.0 million in the first quarter of 2013 (as compared to a reduction of $0.2 million in the first quarter of 2012), due to an increase in the fair value of the warrant issued to the UST.  The increase in the fair value of this warrant primarily reflects the significant increase in the Company’s common stock price during the first three months of 2013.

Non-interest expense totaled $25.5 million in the first quarter of 2013, compared to $28.0 million in the year-ago period representing a decrease of $2.6 million, or 9.2%.  The  branch sale had the most significant impact on the declines in most of the categories of non-interest expenses.  Loan and collection expenses (down $0.7 million) and net losses on other real estate (“ORE”) and repossessed assets (down $0.3 million) declined due primarily to reduced levels of non-performing loans, commercial watch credits and ORE.  In addition, credit card and bank service fees (down $0.3 million) and vehicle service contract counterparty contingencies (down $0.3 million) declined due primarily to a decrease in the size of the Company’s payment plan receivables portfolio.  The first quarter of 2012 included a $1.4 million one-time reduction in other non-interest expense related to the reversal of a previously established accrual at Mepco Finance Corporation that was determined to no longer be necessary.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  "Our provision for loan losses decreased by $5.8 million, or 113.5%, in the first quarter of 2013 as compared to the year-ago level, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Since Mar. 31, 2012, non-performing loans and commercial loan watch credits have declined by approximately 46% and 30%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2013 were 0.61% for commercial loans and 1.47% for mortgage and consumer loans. These delinquency rates continue to be well managed as we strive to further improve asset quality and further reduce credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2013	12/31/2012	3/31/2012
	(Dollars in Thousands)
Commercial	$11,595	$14,753	$24,595
Consumer/installment	2,169	2,343	3,113
Mortgage	14,081	15,736	23,544
Payment plan receivables(2)	35	104	481
Total	$27,880	$32,936	$51,733
Ratio of non-performing loans to total portfolio loans	2.00%	2.32%	3.37%
Ratio of non-performing assets to total assets	2.45%	2.92%	3.42%
Ratio of the allowance for loan losses to non-performing loans	146.22%	134.43%	108.26%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $5.1 million, or 15.4%, since year-end 2012.  All categories of non-performing loans declined; the principal decreases since year-end 2012 were in commercial loans and residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during 2013.  Non-performing commercial loans have declined by $66.5 million, or 85.1%, since they peaked in 2008.  Non-performing retail (residential mortgage and consumer/installment) loans have declined by $42.9 million, or 72.5%, since they peaked in 2009.  Other real estate and repossessed assets totaled $23.6 million at Mar. 31, 2013, compared to $26.1 million at Dec. 31, 2012.

The provision for loan losses was a credit of $0.7 million and an expense of $5.1 million in the first quarters of 2013 and 2012, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $2.8 million (0.82% annualized of average loans) in the first quarter of 2013, compared to $8.0 million (2.07% annualized of average loans) in the first quarter of 2012.  The decline in first quarter 2013 loan net charge-offs compared to year ago levels is primarily due to a $2.2 million decline in commercial loan net charge-offs and a $2.7 million decline in mortgage loan net charge-offs.  At Mar. 31, 2013, the allowance for loan losses totaled $40.8 million, or 2.93% of portfolio loans, compared to $44.3 million, or 3.12% of portfolio loans, at Dec. 31, 2012.

Balance Sheet, Liquidity and Capital

Total assets were $2.11 billion at Mar. 31, 2013, an increase of $81.5 million from Dec. 31, 2012.  Loans, excluding loans held for sale, were $1.39 billion at Mar. 31, 2013, compared to $1.42 billion at Dec. 31, 2012.  Deposits totaled $1.85 billion at Mar. 31, 2012, an increase of $71.3 million from Dec. 31, 2012.  The increase in deposits is primarily due to growth in checking and savings accounts.

Cash and cash equivalents totaled $221.6 million at Mar. 31, 2013, versus $179.8 million at Dec. 31, 2012. Securities available for sale totaled $283.9 million at Mar. 31, 2013, versus $208.4 million at Dec. 31, 2012.  This $75.5 million increase is primarily due to the purchase of residential mortgage-backed securities and municipal securities during the first quarter of 2013.

Total shareholders’ equity was $144.1 million at Mar. 31, 2013, or 6.84% of total assets.  Tangible common equity totaled $55.0 million at Mar. 31, 2013, or $5.81 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2013	12/31/2012	Well Capitalized Minimum
Tier 1 capital to average total assets	9.55%	8.26%	5.00%
Tier 1 capital to risk-weighted assets	14.39%	13.67%	6.00%
Total capital to risk-weighted assets	15.67%	14.95%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.1 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates convenient locations across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2013	2012
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$51,489	$55,487
Interest bearing deposits	170,141	124,295
Cash and Cash Equivalents	221,630	179,782
Interest bearing deposits - time	6,973	-
Trading securities	201	110
Securities available for sale	283,934	208,413
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,838	20,838
Loans held for sale, carried at fair value	37,554	47,487
Loans held for sale, carried at lower of cost or fair value	-	3,292
Loans
Commercial	612,331	617,258
Mortgage	515,796	527,340
Installment	184,424	189,849
Payment plan receivables	78,311	84,692
Total Loans	1,390,862	1,419,139
Allowance for loan losses	(40,765)	(44,275)
Net Loans	1,350,097	1,374,864
Other real estate and repossessed assets	23,639	26,133
Property and equipment, net	47,440	47,016
Bank-owned life insurance	51,228	50,890
Other intangibles	3,772	3,975
Capitalized mortgage loan servicing rights	11,590	11,013
Prepaid FDIC deposit insurance assessment	8,851	9,448
Vehicle service contract counterparty receivables, net	18,270	18,449
Accrued income and other assets	19,330	22,157
Total Assets	$2,105,347	$2,023,867
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$504,614	$488,126
Savings and interest-bearing checking	919,098	871,238
Reciprocal	45,852	33,242
Retail time	366,635	372,340
Brokered time	14,594	14,591
Total Deposits	1,850,793	1,779,537
Other borrowings	17,630	17,625
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	6,443	7,725
Accrued expenses and other liabilities	36,221	33,830
Total Liabilities	1,961,262	1,888,892
Shareholders' Equity
Convertible preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at March 31, 2013 and December 31, 2012; liquidation preference: $86,191 at March 31, 2013 and $85,150 at December 31, 2012	85,299	84,204
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 9,473,462 shares at March 31, 2013 and 9,093,732 shares at December 31, 2012	253,437	251,237
Accumulated deficit	(187,698)	(192,408)
Accumulated other comprehensive loss	(6,953)	(8,058)
Total Shareholders' Equity	144,085	134,975
Total Liabilities and Shareholders' Equity	$2,105,347	$2,023,867

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
	(unaudited)
	(In thousands)
Interest Income
Interest and fees on loans	$20,710	$22,353	$24,346
Interest on securities
Taxable	670	688	658
Tax-exempt	238	243	296
Other investments	332	430	396
Total Interest Income	21,950	23,714	25,696
Interest Expense
Deposits	1,529	1,961	2,424
Other borrowings	865	879	1,172
Total Interest Expense	2,394	2,840	3,596
Net Interest Income	19,556	20,874	22,100
Provision for loan losses	(691)	449	5,131
Net Interest Income After Provision for Loan Losses	20,247	20,425	16,969
Non-interest Income
Service charges on deposit accounts	3,406	4,395	4,201
Interchange income	1,757	2,135	2,322
Net gains (losses) on assets
Mortgage loans	3,637	5,282	3,860
Securities	84	72	684
Other than temporary impairment loss on securities
Total impairment loss	-	(7)	(177)
Loss recognized in other comprehensive loss	-	-	-
Net impairment loss recognized in earnings	-	(7)	(177)
Mortgage loan servicing	622	882	736
Title insurance fees	484	484	508
Increase in fair value of U.S. Treasury warrant	(1,045)	(74)	(154)
Net gain on branch sale	-	5,402	-
Other	2,123	2,826	2,604
Total Non-interest Income	11,068	21,397	14,584
Non-interest Expense
Compensation and employee benefits	11,307	14,385	12,482
Occupancy, net	2,424	2,416	2,716
Loan and collection	2,226	1,836	2,890
Data processing	1,916	2,049	1,933
Furniture, fixtures and equipment	1,032	1,145	1,196
Communications	780	886	973
Legal and professional	692	1,058	897
Provision for loss reimbursement on sold loans	663	361	432
Net losses on other real estate and repossessed assets	652	943	987
FDIC deposit insurance	630	817	857
Advertising	570	652	556
Interchange expense	410	478	406
Credit card and bank service fees	334	383	651
Vehicle service contract counterparty contingencies	127	551	471
Recoveries related to unfunded lending commitments	(19)	(91)	(47)
Other	1,729	2,038	649
Total Non-interest Expense	25,473	29,907	28,049
Income Before Income Tax	5,842	11,915	3,504
Income tax expense	35	-	-
Net Income	$5,807	$11,915	$3,504
Preferred stock dividends and discount accretion	1,095	1,106	1,056
Net Income Applicable to Common Stock	$4,712	$10,809	$2,448

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
	(unaudited)
Per Common Share Data
Net Income Per Common Share (A)
Basic (B)	$0.51	$1.21	$0.29
Diluted (C)	0.27	0.36	0.07
Cash dividends declared per common share	0.00	0.00	0.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.73%	4.50%	4.82%
Interest expense	0.52	0.54	0.68
Net interest income	4.21	3.96	4.14
Net Income to (A)
Average common shareholders’ equity	34.76%	99.01%	42.29%
Average assets	0.93	1.87	0.42

Average Shares
Basic (B)	9,266,072	8,921,761	8,533,584
Diluted (C)	21,831,316	33,301,197	47,318,098

(A) These amounts are calculated using net income applicable to common stock.  Dividends on convertible preferred stock are added back in the diluted per share calculation.

(B) Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.

(D) Ratios have been annualized.